Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Koppers Holdings Inc. of our report dated February 29, 2016,  except for the effect of adopting ASU 2015-03 as described in Note 3, as to which the date is January 13, 2017, with respect to the consolidated financial statements and schedule of Koppers Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 3, 2017